Exhibit 99.1

Somera Communications Announces

Second Quarter Financial Results

DALLAS, August 4, 2005 — Somera Communications (NASDAQ: SMRA), a global provider of telecommunications asset management and recovery services, today announced financial results for the quarter ended June 30, 2005.

Total revenue for the second quarter of 2005 was $18.7 million, compared with $20.5 million in the first quarter of 2005. This also compares with $25.8 million in the second quarter of 2004. The sequential quarter decline in revenue is attributable to a temporary decline in brokerage revenues resulting from a restructuring of the sales and supply organizations in this business to better position it for future growth.

Net loss was $7.9 million, or ($0.16) per share, for the second quarter of 2005, compared with a net loss of $3.3 million, or ($0.07) per share, for the first quarter of 2005. This also compares to a net loss of $3.9 million, or ($0.08) per share, for the second quarter of 2004.

Net loss for the second quarter of 2005 reflects a $1.8 million writedown of goodwill from an acquisition that closed in 2000, the recognition of $421,000 in outstanding sales taxes from 2001, 2002 and 2003, and $749,000 in expenses associated with an acquisition the Company has decided against pursuing. Excluding these charges, pro forma net loss in the second quarter was ($0.10) per share.

David Heard, CEO of Somera, commented on the second quarter results, “The restructuring of our brokerage business caused us to miss a number of transaction opportunities in the second quarter. However, the brokerage market remains healthy, and we believe the steps taken to improve our sales and supply organizations will stabilize our brokerage revenues and better position this business for growth in the future.

“We continue to make good progress in developing our Lifecycle Management Services business, with programs and services revenues increasing 43.4% over the prior quarter. During the second quarter, we received commitments from an RBOC and a major wireless carrier to begin new regional RecoveryPLUS™ implementations, which should begin to generate meaningful revenue in the second half of 2005. Our services business continues to gain momentum – as demonstrated by our announcement today of a new relationship with S.A. Telecom, a major wireless carrier in Bangladesh – and we expect to see consistent growth in our customer base with each quarter.

“In the third quarter, we expect modest revenue growth over the second quarter. We also expect a net loss per share in the range of $0.06 to $0.09

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for the third quarter. We believe we will make steady progress towards profitability, although given the current growth rates in the brokerage and services businesses, we now believe our return to profitability will take place in the first half of 2006. Following the organizational changes we have made during the first half of 2005, we believe we now have the right people, programs, intellectual property, and financial resources in place to capitalize on the market opportunity emerging for telecom asset management services,” said Mr. Heard.

Second Quarter Financial Highlights

Gross margin for the second quarter of 2005 was 33.6% and in line with the Company’s expectations. This compares with a gross margin of 27.1% in the second quarter of 2004, and 37.4% in the first quarter of 2005.

Operating expenses for the second quarter of 2005 were $14.1 million, compared with $10.9 million in the second quarter of 2004, and $10.8 million in the first quarter of 2005. The sequential quarter increase in operating expenses is primarily due to one-time charges totaling $3.0 million related to goodwill impairment, recognition of outstanding sales taxes from prior years, and terminated M&A activities.

Somera’s balance sheet at June 30, 2005 included $27.3 million in cash, cash equivalents, and short-term investments, $30.5 million in working capital and no long-term debt.

Conference Call and Webcast

Management will hold a teleconference with simultaneous webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss second quarter results. Please dial 800-240-2134 for domestic callers, or 303-262-2143 for international callers. The call will be webcast on the Investor Relations page of the Somera web site at http://www.somera.com. Listeners will need to have Microsoft Media Player installed on their computers. A telephonic replay will be available from one hour after the call ends through August 11, 2005, at 800-405-2236 for domestic callers, or 303-590-3000 for international callers, passcode 11034468.

Non-GAAP Financial Measures

This press release contains pro forma net loss per share results that are not in accordance with GAAP because they exclude identified non-recurring charges. The estimated amount of the expected excluded charges is stated in this release so that pro forma net loss per share results can be reconciled to GAAP results. The pro forma net loss per share results should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and may be different from

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non-GAAP financial measures used by other companies. Somera management uses this pro forma measure in evaluating the potential impact of certain operating decisions on projected financial results, in comparing the Company’s historical operating results and in comparing to competitors’ operating results. Somera includes this pro forma measure in this press release because it believes this measure enhances comparability of Somera’s results of operations to those of competitors’, to operating results Somera historically has reported and to financial models and expectations of securities analysts.

About Somera

Somera launched its family of Lifecycle Management Services in 2004 in response to an industry-wide need for telecom asset management to optimize return on assets. Somera’s product offerings enable service providers to generate greater value from legacy assets in the form of lower operating costs, longer product life, higher productivity, and real measurable capital savings. With Somera LifecyclePLUS, customers can outsource elements of network operations, logistics, and technical service. Somera RecoveryPLUS(TM) is a program approach to deliver documented savings and expense relief by recovering hidden value in current underutilized assets and inventories. Somera RepairPLUS provides comprehensive support for wireless, wireline, and data products at significant savings and reduced cycle times. These services are in addition to Somera’s traditional Brokerage business that provides immediate availability of quality, warranted new and refurbished equipment at savings of 25 to 60%. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about Somera’s expected financial results for the third quarter of 2005, the timing of Somera’s expected return to profitability on a GAAP basis in the first half of 2006, the future performance of its equipment brokerage business and lifecycle management services businesses, Somera’s ability to capitalize on business opportunities in light of its reorganization efforts, and Somera’s ability to gain new customers, expand its programs with existing customers in future periods and make progress in positioning itself for improved performance. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements contained in this release, including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment and equipment lifecycle

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management services to telecommunications operators; the risk of potential shortage of product supply; and Somera’s ability to build its lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including but not limited to, the Annual Report on Form 10-K for the fiscal year ended December, 31, 2004, and Quarterly Reports on Form 10-Q. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Financial Relations Board at 617-520-7064 or by visiting the Investor section of Somera’s web site at www.somera.com.

Contact:

Tricia Ross

Financial Relations Board

617-520-7064

tross@financialrelationsboard.com

FINANCIAL TABLES FOLLOW

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SOMERA COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,852	$7,654
Short-term investments	22,473	32,757
Accounts receivable, net of allowance for doubtful accounts of $552 and $574 at June 30, 2005 and December 31, 2004, respectively	14,651	16,217
Inventories, net	11,209	10,027
Other current assets	2,599	1,876

Total current assets	55,784	68,531

Property and equipment, net	4,468	4,600
Other assets	2,874	148
Goodwill	—	1,760
Intangible assets, net	17	50

Total assets	$63,143	$75,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,893	$12,396
Accrued compensation	2,028	2,503
Other accrued liabilities	9,163	11,139
Deferred revenue	188	723

Total current liabilities	25,272	26,761

Commitments and Contingencies (Note 5)
Stockholders’ equity:
Preferred stock ($0.001 par value per share; authorized 20,000 shares, no shares issued)
Common stock ($0.001 par value per share; authorized 200,000 shares, shares issued and outstanding: 50,232 and 49,872 at June 30, 2005 and December 31, 2004, respectively)	50	49
Additional paid-in capital	75,155	74,652
Unearned stock-based compensation	(221)	(72)
Accumulated other comprehensive loss	204	(191)
Accumulated deficit	(37,317)	(26,110)

Total stockholders’ equity	37,871	48,328

Total liabilities and stockholders’ equity	$63,143	$75,089

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CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Equipment revenue	$16,201	$22,748	$35,005	$45,760
Service and program revenue	2,480	3,019	4,210	8,395

Total revenues	18,681	25,767	39,215	54,155

Cost of revenues:
Equipment cost of revenue	11,092	16,833	23,058	34,589
Service and program cost of revenue	1,319	1,947	2,199	6,099

Total cost of revenues	12,411	18,780	25,257	40,688

Gross profit	6,270	6,987	13,958	13,467

Operating expenses:
Sales and marketing	6,801	5,919	12,631	11,558
General and administrative	4,306	4,975	9,296	9,623
Impairment of goodwill	1,760	—	1,760	—
Other operating expenses	1,187	17	1,204	34

Total operating expenses	14,054	10,911	24,891	21,215

Loss from operations	(7,784)	(3,924)	(10,933)	(7,748)
Other income (expense), net	(136)	56	(250)	(150)

Loss before income taxes	(7,920)	(3,868)	(11,183)	(7,898)
Income tax provision (benefit)	11	8	24	34

Net loss	(7,931)	(3,876)	(11,207)	(7,932)
Net loss per share: basic and diluted	$(0.16)	$(0.08)	$(0.22)	$(0.16)
Weighted average shares: basic and diluted	50,210	49,759	49,988	49,639